                                                                   EXHIBIT 5.1


                                VINSON & ELKINS

                                ATTORNEYS AT LAW

                              VINSON & ELKINS L.L.P.
                               1001 FANNIN STREET
                                   SUITE 2300
                           HOUSTON, TEXAS 77002-6760
                            TELEPHONE (713) 758-2222
                               FAX (713) 758-2346
WRITER'S TELEPHONE                                            WRITER'S FAX
 (713) 758-3820                                              (713) 615-5605
                                August 29, 1996


Seagull Energy Corporation
1700 First City Tower
Houston, Texas 77002

Ladies and Gentlemen:

         We have acted as counsel to Seagull Energy Corporation, a Texas corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-4, File No. 333-09845 (as amended, the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), which Registration Statement relates to the proposed issuance by the Company of certain shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), in accordance with the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 22, 1996, among the Company, Global Natural Resources Inc. ("Global") and GNR Merger Corporation, which Merger Agreement provides for the acquisition by the Company of Global by means of the merger described therein (the "Merger"). In such connection, we are passing on certain legal matters in connection with the foregoing issuances of the Common Stock. At your request, this opinion is being furnished to you for filing an exhibit to the Registration Statement.

         In connection with rendering this opinion, we have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have relied as to factual matters on certificates of certain public officials and officers of the Company.

         Based upon the foregoing examination and review, we are of the opinion that when the conditions to the Merger set forth in the Merger Agreement have been satisfied (including that the Registration Statement has become effective under the Act) and the Merger has been effected in accordance therewith, the shares of Common Stock issued in exchange for shares of common stock of Global pursuant to the Merger Agreement will be validly issued, fully paid and non-assessable shares of Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the captions "The Merger - Certain Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby

Seagull Energy Corporation
Page 2
August 29, 1996


admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,

                                        /s/ VINSON & ELKINS L.L.P.

                                        Vinson & Elkins L.L.P.